Exhibit 10.7
THIS DOCUMENT CONSTITUTES PART OF
A PROSPECTUS COVERING SECURITIES THAT
HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933
VULCAN MATERIALS COMPANY
DEFERRED STOCK UNIT AMENDED AGREEMENT
Granted under the 1996 Long-Term Incentive Plan
Terms and Conditions
As Amended December 11, 2008
THIS AMENDED AWARD AGREEMENT is between the Company and the Participant, as designated on page one of each previous agreement for an award of Deferred Stock Units provided in 2001, 2002, 2003, 2004, or 2005 (“Prior Agreement”). This Agreement amends and replaces each Prior Agreement (other than page one of the Prior Agreement), as each was previously amended on October 12, 2006, effective with respect to each Prior Agreement as of the Grant Date of the award in that Prior Agreement as if this Agreement were a separate agreement for each such award.
RECITALS:
The Company adopted the 1996 Long-Term Incentive Plan (the “Plan”) in order to provide for a wide array of stock-based incentives for its employees. The Compensation Committee of the Company (the “Committee”) has granted Deferred Stock Units to certain employees, including the Participant, in accordance with the requirements of the Plan to carry out the purposes of the Plan. In consideration of being awarded the Deferred Stock Units, the Participant agrees with the Company as follows:
1.	Definitions. All defined terms contained in the Plan are hereby incorporated by reference, except to the extent that any term is specifically defined in this Award Agreement.

2.	Grant of Deferred Stock Units; Vesting; Dividend Equivalents; Withholding.
(A)	Grant. Subject to the terms and conditions of the Plan, this Award Agreement, and any applicable deferral election executed by the participant under the Executive Deferred Compensation Plan, the Company hereby grants to the Participant the number of Deferred Stock Units (“DSUs”) designated on page one of the Prior Agreement. The DSUs represent an unfunded and unsecured promise of the Company to issue the same number of Shares at the Payment Date (as defined below) as DSUs granted pursuant to this Section 2(A), or accrued pursuant to Section 2(C), under this Award Agreement. As of the Grant Date, a DSU account is established for the Participant (“Account”), and is credited with the number of DSUs shown on page one of the Prior Agreement. No Shares have been transferred or set aside, or will be transferred or set aside, from the general creditors of the Company to fund this Award. The Participant has no right to vote or receive dividends on the Shares represented by the DSUs until the Shares have been paid on the Payment Date, as explained below.

(B)	Vesting. Except as otherwise provided in Section 3, and subject to the Committee’s discretion set forth in Section 4, the Participant’s right to receive the Shares represented by the DSUs will vest (“Vested Shares”) in installments, as follows: One-fifth of the DSUs will vest on each anniversary of the Grant (an “Anniversary Date”) beginning on the sixth anniversary and ending on the tenth anniversary.

(C)	Dividend Equivalents. Beginning on the 1st Anniversary Date and ending on the Anniversary Date on or immediately before the date on which DSUs are fully paid, the Participant’s Account will be credited with dividend equivalents equal to the dividends paid during the preceding calendar year on the number of Shares represented by the DSUs. The Dividend Equivalents will be converted to additional DSUs, rounded to the nearest whole number, and credited to the Participant’s Account. The amount of Dividend Equivalents credited on an Anniversary Date to the Participant’s Account will be divided by the Fair Market Value (FMV) on the Anniversary Date of one Share of Vulcan Materials Company Stock, as defined below. In the case of dividends paid in property, the amount credited will be based on the FMV of the property on the Anniversary Date. The FMV of a Share means the average of the reported high and low trading prices for a Share on the Anniversary Date on the Composite Tape for New York Stock Exchange Listed Stocks. If the Anniversary Date falls on a holiday or weekend, then the immediately preceding trading day shall be used. If the Shares are no longer NYSE-listed, then it will be the FMV on the exchange on which it is listed, or the average of the high and low bid quotations if the Shares are listed on NASDAQ. If the Shares are not listed or traded on NASDAQ, the Company will use another method to determine the FMV of a Share. Dividend Equivalents are not considered earned and will not be paid upon termination of employment, in accordance with Section 3 or 4 below, until they are credited to the Participant’s Account on each Anniversary Date.

(D)	Withholding. The Company shall have the right to either (i) require the Participant to remit to the Company, or any person or entity designated by the Committee to administer the Plan, an amount sufficient to satisfy any applicable federal, state, and local income and employment tax withholding requirements, or (ii) to deduct from any payment made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.
3.	Payment of Deferred Stock Units. The issuance of Shares in settlement of the Participant’s rights under this Award Agreement will be made in a lump sum on the Payment Date as specified in this Section 3. However, if the Participant has made a deferral election under the Executive Deferred Compensation Plan (the “EDCP”), the amount that otherwise would be paid under this Agreement will be credited to the Participant’s account under the EDCP at the time payment would otherwise be made (except, in the case of a payment on account of termination of employment, payment will be credited to Participant’s the EDCP account at the time of termination).
(A)	Payments Made for Vested Shares (as defined in Section 2.(B)). Vested DSUs, plus the dividend equivalents attributable to such vested DSUs, shall be paid to the Participant on the Anniversary Date on which they vest as determined in Section 2.(B). Accordingly, vested DSUs (plus the attributable dividend equivalents) shall be paid to the Participant beginning on the sixth Anniversary Date and ending on the tenth Anniversary Date, except as otherwise provided in this Section 3.

(B)	Payments Made upon Retirement. If the Participant retires from employment pursuant to the Company’s retirement income plan prior to reaching the age of 62, all DSUs granted under this Award Agreement that have not become vested as of the date of such retirement will be forfeited. If the Participant retires from employment pursuant to the Company’s retirement income plan at age 62 or later, all DSUs which have been held by the Participant for at least one year prior to retirement, whether currently forfeitable or non-forfeitable, will be deemed to be non-forfeitable and will be paid to the Participant in the seventh month following the date of the Participant’s retirement.

(C)	Death and Disability. If the Participant dies or if, prior to termination of employment, the Participant becomes Disabled, the remaining balance in the Participant’s Account (as defined in Section 2.(A)) will become non-forfeitable in accordance with the schedule below, and the non-forfeitable amount will (a) upon death, be paid to the Participant’s estate in a lump sum within 30 days of the death and (b) upon Disability, be paid to the Participant within 90 days after the date of the Disability. “Disabled” and “Disability” shall be determined under Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

Date of Death or Disability
Occurs on or After the	Percentage of the Account
Following Grant Date	That Becomes
Anniversary	Non-Forfeitable
1st Anniversary	10%
2nd Anniversary	20%
3rd Anniversary	30%
4th Anniversary	40%
5th Anniversary	50%
6th Anniversary	60%
7th Anniversary	70%
8th Anniversary	80%
9th Anniversary	90%
10th Anniversary	100%
(D)	Other Termination. Except as provided in (A), (B), or (C), above, upon termination of employment, all DSUs granted under this Award Agreement that have not become vested as of the date of such termination will be forfeited.

(E)	Payments Made upon a Change in Control of the Company. Upon a “Change in Control of the Company,” as defined in regulations or other guidance under Section 409A of the Code, the balance in a Participant’s DSU Account will become non-forfeitable. All non-forfeitable DSUs will be paid in a lump sum to the Participant on the 90th day following a Change in Control of the Company.

(F)	Section 162(m) Payments. If a Participant is a “covered employee,” within the meaning of Section 162(m)(3) of the Code, when a payment is scheduled to be made under the Plan, any portion of the payment that would be nondeductible under Section 162(m) of the Code (when considered with all other compensation that the Participant is expected to receive in the same taxable year) shall be deferred and shall be paid on the earliest date on which it would be deductible under Section 162(m), but no later than the calendar year in which the Participant separates from service, provided that if the payment is delayed until separation from service, payment shall be made in the seventh month following separation from service.
4.	Committee Discretion. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole discretion, deem that any DSUs granted under this Award Agreement will become non-forfeitable, determine whether a Participant has been terminated for reasons other than death or Retirement, whether the Participant has become Disabled, and whether a payment is to be made upon an unforeseeable emergency as determined under Section 409A of the Code, provided that the Committee’s exercise of discretion shall not change the time and form of payment in a manner that does not comply with Section 409A of the Code. The Committee’s determination will be final and binding on all persons for purposes of the Plan. If the Committee deems that any DSUs become non-forfeitable and the Participant terminates employment for any reason other than death, payment of the non-forfeitable DSUs shall be made to the Participant in the in the seventh month following the date of the Participant’s termination of employment, subject to any deferral election the Participant has made under the EDCP.

5.	Section 409A. This Agreement shall be interpreted to comply with Section 409A of the Code. Payments triggered by a termination of employment shall be triggered by a “separation from service” within the meaning of Section 409A of the Code. However, nothing in this Agreement transfers to the Company or any entity or other individual liability for any tax or penalty that is the responsibility of the Participant.

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